UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2018 (September 28, 2018)
Atkore International Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37793	90-0631463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 South Lathrop Avenue Harvey, Illinois	60426
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(708) 339-1610

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On September 28, 2018, as part of the previously announced succession planning process of Atkore International Group Inc. (the "Company"), John P. Williamson resigned from the Board of Directors of the Company (the "Board") and from his position as the Company's President and Chief Executive Officer ("CEO"). In addition, consistent with the prior announcement, the Board promoted William Waltz to President CEO effective October 1, 2018, succeeding Mr. Williamson. On September 28, 2018, the Board elected Mr. Waltz to serve as a director of the Company, effective October 1, 2018. Mr. Waltz will serve as a Class I director and hold office until the Company's 2020 annual meeting of stockholders and until his successor is duly elected and qualified or until Mr. Waltz's earlier death, incapacity, resignation or removal.

In connection with Mr. Waltz's promotion to the position of President and CEO, Mr. Waltz will be paid a base salary of $700,000, and his bonus eligible target under the Annual Incentive Plan (AIP) will be increased to 100% of base salary and will be measured using applicable corporate performance factors. Mr. Waltz will also receive a grant of stock options valued at $3,000,000 as of October 1, 2018. Mr. Waltz will continue to participate in the Company’s compensation and benefits programs.

There are no arrangements or understandings between Mr. Waltz and any other persons pursuant to which he was appointed as a director of the Company. Mr. Waltz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATKORE INTERNATIONAL GROUP INC.

Date: October 3, 2018	By:	/s/ Daniel S. Kelly
Daniel S. Kelly
Vice President, General Counsel and Secretary